Oejour Energy (USA) Corp.
a subsidiary of Oejour Energy Inc.
1401 1ih St., Ste. 850
Denver, CO 80202
P: (303) 296-3535
F: (303) 296-3888

September 10,2013

Randall Kenworthy
Bakken Drilling Fund III Manager LLC
5251 DTC Parkway, Suite 200
Denver, CO 80111

Re:	Second Amendment to Operating Agreement dated December 31, 2012 by and between Dejour Energy (USA) Corp. and Bakken Drilling Fund III, L.P.; Garfield County, Colorado

Dear Mr. Kenworthy:

             Dejour Energy (USA) Corp. ("Dejour") and Bakken Drilling Fund III, L.P. ("Bakken") are parties to that certain Operating Agreement dated December 31, 2012, as amended by the Amendment to Operating Agreement dated March 6, 2013 (the "lOA"). The parties hereby agree to further amend the lOA as follows:

             1.        Article XVI.B(i) of the lOA is amended by deleting "$6,500,000" in the first line thereof and replacing it with "$7,000,000".

             2.        Article XVI.C(iii) of the lOA is amended by deleting "$15,000,000" in the second line thereof and replacing it with "$15,500,000".

             3.        Article XVI.F. is amended by, in the first line thereof, deleting "125%" and replacing it with "150%".

             4.         Exhibit "A" to the lOA is amended by deleting Paragraph (3) III its entirety and replacing it with the following:

             (3)        Percentages of Working Interest of the Parties:

Party	Percentage Interest
Dejour Energy (USA) Corp.	22.229%

Bakken Drilling Fund III, LP	77.771%

             5.        All other provisions of the lOA remain unchanged and in full force and effect.

            This letter may be executed in any number of counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Copies or facsimiles of signatures to this letter have the same effect as if the signatures were placed on the originals and shall be deemed to be fully executed by each signatory.

             If you are in agreement with the above amendments to the lOA, please so indicate by signing in the space provided on the next page and returning an executed, notarized copy to Dejour.

Very Truly Yours,

DElOUR ENERGY (USA) CORP.

Harrison F. Blacker, President

STATE OF COLORADO	§
§
CITY AND COUNTY OF DENVER	§

             This instrument was acknowledged before me this 10th day of September. 2013 by Harrison F. Blacker, as President of Dejour Energy (USA) Corp.

              WITNESS my hand and official seal.

Notary Public, State of Colorado